Exhibit 99.2

CHP 2017 Valuation Webinar Script

Feb. 14, 2018, 1:30 p.m. ET

Operator Name:

Operator:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. On the call today will be Stephen Mauldin, President and Chief Executive Officer, Ixchell Duarte, Chief Financial Officer and Treasurer, and John Starr, Chief Operating Officer.

Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments, except as required by law.

As with any investment, investing in CNL Healthcare Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on Feb. 14, 2018 at 1:30 p.m. I will now turn the call over to Mr. Mauldin.

Welcome/Agenda – Slide 7

Steve Mauldin:	Thank you (OPERATOR NAME) and good afternoon and thanks to all for joining us today. My name is Steve Mauldin, President and CEO of CNL Healthcare Properties. On today’s call, we will review the results of our fifth and most recent annual, estimated net asset valuation and briefly review our current portfolio and status of the company.

Historical NAV Recap – Slide 8

Steve Mauldin:	I’ll begin by recapping the results of our prior four (4) annual estimated net asset valuations, all of which we have conducted consistent with IPA guidelines. As you can see from the graph, our first estimated NAV was in September of 2013, which resulted in an estimated per share value of $9.13. Subsequent annual estimated NAVs were $9.52 in 2014, $9.75 in 2015, $10.04 in 2016. Our most recent valuation of $10.32 per share with a measurement date of December 31, 2017 is the main subject of today’s call.

Portfolio Overview – Slide 9

Steve Mauldin:	We initiated our public offering in mid-2011 and made our first investment and began operations as a REIT in 2012. Our follow-on equity offering launched in February of 2015 and ran through September 30, 2015, when we closed our equity capital raise.

Portfolio Overview – Slides 10

Steve Mauldin:	Our healthcare real estate investment thesis in 2012 was – and continues to be- based in large part on strong market demographics and demand fundamentals that still maintain a very compelling outlook today.

The general and persistent demand versus supply imbalance, among other factors, led us to construct what we believe is a thoughtfully diversified portfolio of seniors housing and healthcare real estate that leverages CNL’s healthcare expertise and track record, provide the opportunity to create long-term value, partner with leading tenants, operators and developers and strategically invest in select ground-up developments and value-add situations.

Portfolio Overview – Slide 11

Steve Mauldin:	Today, the 143 assets in the company’s portfolio, represent a total investment value of over $3.04 billion. The average effective age of our full portfolio is slightly over 11 years, which is quite young for the sector. Our holdings can be characterized as well-located and well-positioned seniors housing communities, medical office buildings, post-acute and acute care facilities found in 34 states. Our seniors housing communities comprise approximately 58% of our portfolio based on investment basis, while 31% of our holdings are medical office buildings. The roughly 10% balance of the portfolio consists of select acute- and post-acute assets.

In September of 2017, based on the continued and strong cash flow generation from the portfolio and our continued progress as a company, our board of directors approved a 10 percent increase to the quarterly cash distribution.

Furthermore, during 2017, we completed construction on our final group of ground-up development projects and welcomed residents and tenants to three additional seniors housing communities and one post-acute care facility. These four development projects have experienced solid lease-up momentum since they opened. On a wholesale basis, all 11 of our development and larger-scale value-add expansion projects in our portfolio have either achieved stabilization or are tracking nicely toward stabilization in the coming quarters, with our most recent two completions expected to be leased-up and stabilized by mid-next year.

Portfolio Overview – Slide 12

Steve Mauldin:	The overwhelming majority of our seniors housing portfolio consists of private-pay assisted living, including assisted living with memory care services, and independent living communities.

Portfolio Overview – Slide 13

Steve Mauldin:	Our medical office holdings include physicians’ practices as well as diagnostic treatment facilities and other healthcare providers. Importantly, based on our investment basis, 73% of our medical office buildings are strategically located on, or adjacent to, a hospital campus, with another 20% of our medical office buildings being off-campus, but affiliated with a leading healthcare system in their respective markets.

Portfolio Overview – Slide 14

As a management team and Board of Directors, we are quite pleased with the portfolio and company’s progress, growth and overall performance. Our team, along with our tenants and operators, are completely focused on continuing to drive quality of care in, and operating results for, our 143 assets and creating additional value for shareholders. Our efforts and progress are reflected by the snapshot that is our estimated net asset value per share, which has now increased for the fourth consecutive year. I will now turn the call over to John Starr, our Chief Operating Officer, to discuss our annual valuation process in more detail.

Estimated NAV– Slide 15

John Starr:	Thank you, Steve. First, let me begin by saying that this year’s NAV was positively impacted almost entirely by an increase in net operating income due to improved property performance, and the continued stabilization of newly developed and lease-up properties. We also saw a modest increase in total value as the result of declines in both the terminal cap rates and discount rates used for MOB properties. Furthermore, given where the REIT is in its life cycle, the NAV was reduced for estimated transaction costs in a hypothetical liquidation.

The process we undertook for this year’s estimated NAV was consistent with prior years’, except for the inclusion of estimated transaction costs. The NAV process followed the company’s valuation policy and certain recommendations and methodologies of the Investment Program Association. Both our board of directors and our valuation committee - which is comprised of our three independent directors - approved the engagement of CBRE Capital Advisors Inc., or CBRE Cap, an independent investment banking firm as our valuation consultant.

CBRE Cap commissioned MAI certified appraisals for each property from CBRE valuation and advisory services. The estimated value for real estate assets was determined utilizing discounted cash flow analyses and was tested for reasonableness by CBRE Cap. The valuation did not include any portfolio adjustments due to the portfolio’s size and diversification.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we could obtain in the market today and the values of other assets and liabilities such as cash, prepaid assets and accounts payable were based on the book values derived from our preliminary balance sheet for the year ended December 31, 2017.

Wholly Owned Properties – Slide 16

John Starr:	CBRE Cap relied on MAI restricted use appraisals, public filings and management guidance during its valuation to estimate the value of our real estate assets. Our properties were split into three categories - wholly owned properties, partially owned properties and vacant land.

Wholly owned properties were valued based on cash flow projections and unlevered discounted cash flow analysis from the MAI appraisals on a property by property basis. For non-stabilized properties, lease up discounts and cost to complete where appropriate were applied.

For properties with third party leases, the valuations represent the leased fee value. The terminal values in the discounted cash flow analyses were estimated by dividing the forward years’ net operating income, or rent, as appropriate by the terminal capitalization rate. Terminal cap rates vary by location, asset age, quality and supply and demand dynamics for each market. A valuation range was calculated by varying the discount rate and terminal cap rates by 2.5% in either direction to achieve a 5% total range.

Partially Owned Properties – Slide 17

John Starr:	For stabilized partially owned properties, values were based on the company’s share of estimated proceeds after the repayment of debt and partnership promoted interests from hypothetical sales of the assets on the valuation date. The same was done for non-stabilized partially owned assets except that the company’s share of estimated net proceeds from a hypothetical sale was based on a future stabilized date and discounted back to present value.

As with the wholly owned properties, CBRE Cap utilized the discounted cash flow approach with terminal cap rates and discount rates sourced from MAI appraisals. Similarly, terminal cap rates vary by location and market and a 5% range was developed by adjusting the discount rates and terminal cap rates up and down by 2.5%.

Vacant land was valued based on the MAI appraisal, which utilized the comparable sales approach.

Valuation Summary – Slide 18

John Starr:	The valuation range was set by varying the discount and terminal cap rates for each asset. Specifically, the range was set at a weighted average of approximately 39 basis points on the discount rate and approximately 35 basis points on the terminal capitalization rate of each asset, which represents an approximate 5 percent sensitivity on both the discount rate and terminal cap rate. The lower end of the range for both rates has a positive $0.49 impact on the estimated NAV per share, after adjustment for the incentive fee to the advisor, while the high end of the range for both rates has a negative $0.53 impact on the estimated NAV per share.

For all fully owned real estate assets, the weighted average discount rates ranged from 7.2% to 9.4% with the lower end of the range generally attributable to our medical office buildings and the higher end of the range stemming from our post-acute properties.

Weighted average terminal cap rates range from 6.4% to 8.5% for wholly owned properties again with medical office buildings at the lower end and post-acute assets at the higher end of the range. Our partially owned assets had weighted average discount and terminal cap rates ranging from 7.8% to 8.2% and 7.3% to 7.6% respectively.

Year over year we saw a weighted average decrease in discount rates of 13 basis points, while terminal cap rates remained virtually the same, declining by two basis points.

I would now like to turn the call over to Ixchell Duarte, CNL Healthcare Properties CFO and Treasurer to summarize the results of our valuation work and describe other administrative matters.

Estimated NAV Build-Up – Slide 19

Ixchell Duarte:	The resulting valuation range for the estimated net asset value of the company on a per share basis was $9.79 to $10.81 per share, including a deduction for estimated transaction costs. Our board of directors approved $10.32 as the estimated NAV per share based on a total net asset value of approximately

$1.82 billion which represents almost $3.42 billion in real estate value and $89.3 million in cash and other assets, offset by approximately $1.68 billion in debt, accounts payable and other liabilities.

Dividing our total net asset value by approximately 175.97 million outstanding shares as of December 31, 2017 results in an estimated net asset value per share of $10.32, including approximately $17.4 million in estimated transaction costs.

Repricing of Shares – Slide 20

Ixchell Duarte:	The price of shares under our distribution reinvestment plan is also $10.32 per share, which was effective February 12, 2018. Our redemption plan will continue to redeem shares at the estimated net asset value per share, currently $10.32, not to exceed the price paid by the shareholder. Quarterly distributions remain at $0.11639 per share for the first quarter and will be paid on or about March 12, 2018. Additionally, it is important to note that the estimated NAV per share is a snapshot in time and is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

What’s Next – Slide 21

Ixchell Duarte:	We remain focused on managing our assets in order to drive performance and maximize cash flows at the individual asset level. With the completion of new development and expansion projects in 2017, we will continue to drive positive leasing momentum as the portfolio matures. As signaled in our offering materials, last year we began evaluating strategic alternatives to provide liquidity to our company’s stockholders. We continue to evaluate strategic alternatives for an outcome that is in the best interest of our stockholders and will announce the company’s formation of a special committee and/or engagement of an investment banker when either occurs.

We intend to post this presentation on our website at cnlhealthcareproperties.com if you would like to refer to it and we also invite you to review our Form 8K filed on February 12, 2018 which has additional details about our estimated net asset value and our valuation process.

Now I’d like to turn it back over to Steve for closing remarks.

Slide 22 - Closing

Steve Mauldin:	Thanks very much Ixchell. As I mentioned earlier, we as a management team and Board of Directors are pleased with the continued progress of the company and our portfolio, which is reflected in the results of our most recent net asset valuation. On behalf of our Board and the entire CNL healthcare fund management team, thank you for joining us on today’s call and for your continued interest in CNL Healthcare Properties. This concludes today’s call.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day everyone.

END